EXHIBIT 11

LONE STAR INDUSTRIES, INC.
Computation of Earnings Per Common Share (Unaudited)
(In Thousands Except Per Share Amounts)


                                  For the Three Months     For the Nine Months
                                   Ended September 30,     Ended September 30,
                                    1996        1995        1996          1995

PER SHARE OF COMMON STOCK - PRIMARY

Net income                          $ 25,346   $ 18,122    $ 39,333     $25,173
Net interest expense reduction (1)       220        496         769       1,699
Net income applicable to
  common stock                      $ 25,566   $ 18,618    $ 40,102     $26,872

Weighted average shares outstanding
  during period                       11,369     12,068      11,424      12,068
 Options and warrants in excess of
   20% limit (1)                       2,340      2,228       2,364       2,228
Weighted average shares outstanding
  during period                       13,709     14,296      13,788      14,296

 Net income per common share        $   1.86   $   1.30    $   2.91     $  1.88


PER SHARE OF COMMON STOCK ASSUMING
  FULL DILUTION

Net income                          $ 25,346   $ 18,122    $ 39,333     $25,173
 Plus: Net interest expense
   reduction (1)                         198        465         611       1,373
Net income applicable to common
 stock                              $ 25,544   $ 18,587    $ 39,944     $26,546


Weighted average shares outstanding
  during period                       11,369     12,068      11,424      12,068
Options and warrants in excess of
  20% limit (1)                        2,340      2,228       2,364       2,228

Fully diluted shares outstanding      13,709     14,296      13,788      14,296

Net income per common share assuming
  full dilution                     $   1.86   $   1.30    $   2.90     $  1.86



(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, fully diluted earnings per share has been calculated using the modified treasury stock method for the three and nine months ended September 30, 1996 and 1995.